Exhibit 99.1

Tecnoglass Reports Record First Quarter 2022 Results

- Single-Family Residential Revenues Increased 155% Year-Over-Year, Representing 44% of Total Revenues -

- Total Revenues Up 21% Year-Over-Year to a Record $134.5 Million -

- Gross Margin of 44.8%, Up 420 Basis Points Year-Over-Year -

- Net Income of $21.0 Million, or $0.44 Per Diluted Share -

- Adjusted Net Income1 of $25.4 Million, or $0.53 Per Diluted Share -

- Adjusted EBITDA1 Up 35.1% Year-Over-Year to a Record $45.4 Million, or 33.7% of Total Revenues -

- Cash Flow From Operations of $27.1 Million -

- Backlog Expands 17.9% Year-Over-Year to a Record $651 Million -

- High Return Capex Investments to Expand Capacity by ~50% above Full Year 2021 Revenue on Track to be Complete by Year End 2022 -

- Increases Full Year 2022 Growth Outlook to Adjusted EBITDA1 of $185 Million to $195 Million on Total Revenues of $580 Million to $605 Million -

BARRANQUILLA, Colombia – May 4, 2022 – Tecnoglass, Inc. (NASDAQ: TGLS) (“Tecnoglass” or the “Company”), a leading manufacturer of architectural glass, windows, and associated aluminum products serving the global residential and commercial end markets, today reported financial results for the first quarter ended March 31, 2022.

José Manuel Daes, Chief Executive Officer of Tecnoglass, commented, “The strong momentum in our business has continued through 2022, driving yet another quarter of record results across our industry leading platform. As we’ve previously highlighted, the step-change in our performance continues to be derived from our strategic automation and capacity enhancements, focused efforts to control costs, and our ability to leverage our vertically integrated structure to deliver best-in-class service with attractive lead times to our expanding customer base. We also continue to experience favorable single-family residential trends and market share gains as we further strengthen our presence in key U.S. regions, particularly in the Southeast where secular demand tailwinds drove our outperformance. These factors, along with our careful working capital management, helped to generate our 9th consecutive quarter of strong cash flow. Looking to the balance of 2022, we are situated to grow our position as an industry leader and drive operational excellence throughout our organization to create additional value for all our stakeholders.”

Christian Daes, Chief Operating Officer of Tecnoglass, added, “We are extremely pleased with the growth in our single-family residential business in which our quarterly revenues again more than doubled year-over-year, representing 44% of our total revenues. Our commercial business also continues to strengthen, with our record backlog at quarter end reflecting an increasing number of commercial projects in our pipeline through 2022. The combination of our solid trajectory in single-family activity, our growing base of commercial projects and the proven efficiencies in our operations put us on path for another record year of Adjusted EBITDA margins. Overall, we are thrilled to report another consecutive quarter of outstanding results and reiterate our view that Tecnoglass’ unique vertically integrated model, innovative product pipeline, and strong geographic positioning collectively put us in prime position to accomplish our objectives in 2022 and beyond.”

First Quarter 2022 Results

Total revenues for the first quarter of 2022 increased 20.6% to $134.5 million, compared to $111.6 million in the prior year quarter, driven by strong growth in single family residential activity and market share gains. Single-family residential revenues increased approximately 155% year-over-year, representing 44.4% of total revenues for the first quarter, helped by the introduction of new products, an expanding customer base and robust housing demand. Changes in foreign currency exchange rates had an adverse impact of $0.4 million on Colombia and total revenues in the quarter.

Gross profit for the first quarter of 2022 grew 33.2% to $60.3 million, representing a 44.8% gross margin, compared to gross profit of $45.3 million, representing a 40.6% gross margin in the prior year quarter. The 420 basis point improvement in gross margin mainly reflected operating leverage on higher sales, greater operating efficiencies related to automation and a higher mix of revenue from manufacturing versus installation activity as Tecnoglass continues to increase its mix of single family residential products. Selling, general and administrative expense (“SG&A”) was $26.4 million compared to $19.9 million in the prior year quarter, with approximately half of the increase attributable to shipping expense as a result of a higher sales volume and higher shipping rates. The remainder, or $2.7 million, of the increase in SG&A was due to non-recurring professional fees and other costs to finalize a Special Committee assessment in response to a short seller’s report issued in December 2021. The findings from the Special Committee’s review, completed in March 2022, did not result in an adverse effect on the Company’s consolidated financial statements, results of operations, or liquidity for the fiscal year ended December 31, 2021 or other previously reported periods.

Net income was $21.0 million, or $0.44 per diluted share, in the first quarter of 2022 compared to net income of $8.3 million, or $0.17 per diluted share, in the prior year quarter, including a non-cash foreign exchange transaction loss of $2.9 million in the first quarter of 2022 and a $0.05 million loss in the first quarter of 2021. As previously disclosed, these non-cash gains and losses are related to the accounting re-measurement of U.S. Dollar denominated assets and liabilities against the Colombian Peso as functional currency.

Adjusted net income1 was $25.4 million, or $0.53 per diluted share, in the first quarter of 2022 compared to adjusted net income of $16.6 million, or $0.35 per diluted share, in the prior year quarter. Adjusted net income1, as reconciled in the table below, excludes the impact of non-cash foreign exchange transaction gains or losses and other non-core items, along with the tax impact of adjustments at statutory rates, to better reflect core financial performance.

Adjusted EBITDA1, as reconciled in the table below, increased 35.1% to $45.4 million, or 33.7% of total revenues, in the first quarter of 2022, compared to $33.6 million, or 30.1% of total revenues, in the prior year quarter. The improvement was driven by higher sales, a stronger gross margin and operating leverage on SG&A. Adjusted EBITDA1 included a $0.8 million contribution from the Company’s joint venture with Saint-Gobain during both the first quarter 2022 and the prior year quarter.

Dividend

The Company declared a quarterly cash dividend of $0.065 per share for the first quarter of 2022, which was paid on April 29, 2022 to shareholders of record as of the close of business on March 31, 2022.

Balance Sheet & Liquidity

The Company ended the first quarter of 2022 with total liquidity of approximately $250 million, including cash and cash equivalents of $84.4 million and availability under its committed revolving credit facilities of $165 million. Given the Company’s continued growth in adjusted EBITDA1 and strong cash generation, debt leverage continues to trend lower and now stands at 0.6 times LTM net debt to adjusted EBITDA1, compared to 1.4 times in the prior year quarter. Given its strong cash flow generation, the Company voluntarily prepaid $15 million under its Syndicated Term Loan facility during the quarter.

Full Year 2022 Outlook

Santiago Giraldo, Chief Financial Officer of Tecnoglass, stated, “Based on our strong momentum into the second quarter and growing project pipeline, we are increasing our full year 2022 outlook for revenues to grow to a range of $580 million to $605 million and for adjusted EBITDA1 to increase to a range of $185 million to $195 million. This implies adjusted EBITDA growth of approximately 26% at the midpoint. Our structural advantages through our vertically integrated business model, along with our expectations for robust demand to continue for our products and services in the U.S. collectively provide us with confidence in our ability to report another year of record results and cash flow in the full year 2022.”

Webcast and Conference Call

Management will host a webcast and conference call on May 4, 2022 at 9:00 a.m. Eastern time (8:00 a.m. Bogota, Colombia time) to review the Company’s results. The conference call will be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the call and view the slides, please visit the Investor Relations section of Tecnoglass’ website at www.tecnoglass.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those unable to access the webcast, the conference call will be accessible by dialing 1-800-786-6018 (domestic) or 1-212-231-2936 (international). Upon dialing in, please request to join the Tecnoglass First Quarter 2022 Earnings Conference Call.

If you are unable to listen live, a replay of the webcast will be archived on the website. You may also access the conference call playback by dialing (844) 512-2921 (Domestic) or (412) 317-6671 (International) and entering passcode: 22018389.

About Tecnoglass

Tecnoglass Inc. is a leading producer of architectural glass, windows, and associated aluminum products serving the multi-family, single-family and commercial end markets. Tecnoglass is the second largest glass fabricator serving the U.S. and the #1 architectural glass transformation company in Latin America. Located in Barranquilla, Colombia, the Company’s 3.5 million square foot, vertically-integrated and state-of-the-art manufacturing complex provides efficient access to over 1,000 global customers, with the U.S. accounting for more than 90% of revenues. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including One Thousand Museum (Miami), Paramount (Miami), Salesforce Tower (San Francisco), Via 57 West (NY), Hub50House (Boston), Aeropuerto Internacional El Dorado (Bogotá), One Plaza (Medellín), Pabellon de Cristal (Barranquilla). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

Investor Relations:

Santiago Giraldo

CFO

305-503-9062

investorrelations@tecnoglass.com

1 Adjusted net income (loss) and Adjusted EBITDA in both periods are reconciled in the table below.

Tecnoglass Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	March 31,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$84,431	$85,011
Investments	2,624	1,977
Trade accounts receivable, net	106,497	110,539
Due from related parties	2,314	2,252
Inventories	104,531	84,975
Contract assets – current portion	16,267	18,667
Other current assets	28,150	22,854
Total current assets	$344,814	$326,275
Long-term assets:
Property, plant and equipment, net	$182,764	$166,629
Deferred income taxes	163	596
Contract assets – non-current	10,275	11,853
Long-term trade accounts receivable	2,704	3,995
Intangible assets	3,150	3,337
Goodwill	23,561	23,561
Long-term investments	53,389	51,160
Other long-term assets	4,752	4,157
Total long-term assets	280,758	265,288
Total assets	$625,572	$591,563
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$485	$10,700
Trade accounts payable and accrued expenses	68,062	68,087
Due to related parties	7,093	3,857
Dividends payable	3,142	3,141
Contract liability – current portion	44,781	45,213
Other current liabilities	35,902	24,017
Total current liabilities	$159,465	$155,015
Long-term liabilities:
Deferred income taxes	$3,841	$3,417
Contract liability – non-current	43	78
Long-term debt	183,414	188,355
Total long-term liabilities	187,298	191,850
Total liabilities	$346,763	$346,865
SHAREHOLDERS’ EQUITY
Preferred shares, $0.0001 par value, 1,000,000 shares authorized, 0 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	$-	$-
Ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 47,674,773 and 47,674,773 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	5	5
Legal Reserves	2,273	2,273
Additional paid-in capital	219,290	219,290
Retained earnings	108,799	91,045
Accumulated other comprehensive (loss)	(52,494)	(68,751)
Shareholders’ equity attributable to controlling interest	277,873	243,862
Shareholders’ equity attributable to non-controlling interest	936	836
Total shareholders’ equity	278,809	244,698
Total liabilities and shareholders’ equity	$625,572	$591,563

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except share and per share data)

(Unaudited)

	Three months ended
	March 31,
	2022	2021
Operating revenues:
External customers	$134,022	$111,175
Related parties	526	380
Total operating revenues	134,548	111,555
Cost of sales	74,215	66,246
Gross profit	60,333	45,309
Operating expenses:
Selling expense	(13,368)	(11,083)
General and administrative expense	(10,275)	(8,793)
Other non recurring professional fees	(2,724)	-
Total operating expenses	(26,367)	(19,876)
Operating income	33,966	25,433
Non-operating income, net	342	159
Equity method income	1,580	1,091
Foreign currency transactions losses	(2,909)	(45)
Loss on Debt Extinguishment	-	(11,147)
Interest expense and deferred cost of financing	(1,468)	(3,522)
Income before taxes	31,511	11,969
Income tax provision	(10,558)	(3,688)
Net income	$20,953	$8,281
Income attributable to non-controlling interest	(100)	(89)
Income attributable to parent	$20,853	$8,192
Comprehensive income:
Net income	$20,953	$8,281
Foreign currency translation adjustments	13,635	15,634
Change in fair value derivative contracts	2,622	(159)
Total comprehensive income	$37,210	$23,756
Comprehensive income attributable to non-controlling interest	(100)	(89)
Total comprehensive income attributable to parent	$37,110	$23,667
Basic income per share	$0.44	$0.17
Diluted income per share	$0.44	$0.17
Basic weighted average common shares outstanding	47,674,773	47,674,773
Diluted weighted average common shares outstanding	47,674,773	47,674,773

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three months ended March 31,
	2022	2021

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$20,953	$8,281
Adjustments to reconcile net income to net cash provided by operating activities:
Allowance for bad debts	414	537
Depreciation and amortization	5,251	5,297
Deferred income taxes	(1,568)	704
Equity method income	(1,580)	(1,091)
Deferred cost of financing	363	255
Other non-cash adjustments	5	(3)
Loss on Debt Extinguishment	-	2,333
Unrealized currency translation losses	3,205	2,411
Changes in operating assets and liabilities:
Trade accounts receivables	6,099	(3,844)
Inventories	(13,452)	2,761
Prepaid expenses	507	(575)
Other assets	(1,841)	(3,192)
Trade accounts payable and accrued expenses	(5,550)	11,942
Accrued interest expense	(1)	(7,169)
Taxes payable	11,591	1,707
Labor liabilities	(331)	(557)
Other liabilities	(1,196)	(359)
Contract assets and liabilities	1,965	8,425
Related parties	2,301	789
CASH PROVIDED BY OPERATING ACTIVITIES	$27,135	$28,652

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investments	(1,136)	(42)
Acquisition of property and equipment	(9,258)	(5,698)
CASH USED IN INVESTING ACTIVITIES	$(10,394)	$(5,740)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividend	(3,099)	(1,311)
Loss on Debt Extinguishment - Call Premium	-	(8,610)
Deferred financing transaction costs	-	(89)
Proceeds from debt	93	221,118
Repayments of debt	(15,312)	(213,180)
CASH USED IN FINANCING ACTIVITIES	$(18,317)	$(2,072)

Effect of exchange rate changes on cash and cash equivalents	$997	$(2,893)

NET (DECREASE) INCREASE IN CASH	(580)	17,947
CASH - Beginning of period	85,011	67,668
CASH - End of period	$84,431	$85,615

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$1,139	$10,268
Income Tax	$2,927	$2,507

NON-CASH INVESTING AND FINANCING ACTIVITES:
Assets acquired under credit or debt	$2,678	$745

Revenues by Region

(Amounts in thousands)

(Unaudited)

	Three months ended			Twelve months ended
	March 31,			March 31,
	2022	2021	% Change	2022	2021	% Change
Revenues by Region
United States	126,984	100,807	26.0%	482,504	362,446	33.1%
Colombia	4,025	7,665	-47.5%	22,735	25,371	-10.4%
Other Countries	3,538	3,083	14.8%	14,539	11,956	21.6%
Total Revenues by Region	134,548	111,555	20.6%	519,778	399,773	30.0%

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures

(In thousands)

(Unaudited)

The Company believes that total revenues with foreign currency held neutral non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.

	Three months ended			Twelve months ended
	March 31,			March 31,
	2022	2021	% Change	2022	2021	% Change

Total Revenues with Foreign Currency Held Neutral	134,978	111,555	21.0%	522,086	399,773	30.6%
Impact of changes in foreign currency	(430)	-		(2,308)	-
Total Revenues, As Reported	134,548	111,555	20.6%	519,778	399,773	30.0%

Currency impacts on total revenues for the current quarter have been derived by translating current quarter revenues at the prevailing average foreign currency rates during the prior year quarter, as applicable.

Reconciliation of Adjusted EBITDA and Adjusted net (loss) income to net (loss) income

(In thousands, except share and per share data)

(Unaudited)

Adjusted EBITDA and adjusted net (loss) income are not measures of financial performance under generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA and adjusted net (loss) income, in addition to operating profit, net (loss) income and other GAAP measures, is useful to investors to evaluate the Company’s results because it excludes certain items that are not directly related to the Company’s core operating performance. Investors should recognize that Adjusted EBITDA and adjusted net (loss) income might not be comparable to similarly-titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

Reconciliations of the non-GAAP measures used in this press release are included in the tables attached to this press release, to the extent available without unreasonable effort. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures.

A reconciliation of Adjusted net (loss) income and Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows, with amounts in thousands:

	Three months ended
	Mar 31,
	2022	2021

Net (loss) income	20,953	8,282
Less: Income (loss) attributable to non-controlling interest	(100)	(89)
(Loss) Income attributable to parent	20,853	8,193
Foreign currency transactions losses (gains)	2,909	45
Deferred cost of financing
Non Recurring expenses (extinguishment of debt, bond issuance costs, provision for bad debt, acquisition related costs and other)	763	1,283
Non Recurring professional fees	2,724
Extinguishment of debt - Call Option Premium	-	8,610
Extinguishment of debt - Deferred Costs	-	2,537
Joint Venture VA (Saint Gobain) adjustments	36	79
Change in FV of Hedging Derivatives	-	(185)
Tax impact of adjustments at statutory rate	(1,930)	(3,958)
Adjusted net (loss) income	25,355	16,604

Basic income (loss) per share	0.44	0.17
Diluted income (loss) per share	0.44	0.17

Diluted Adjusted net income (loss) per share	0.53	0.35

Diluted Weighted Average Common Shares Outstanding in thousands	47,675	47,675
Basic weighted average common shares outstanding in thousands	47,675	47,675
Diluted weighted average common shares outstanding in thousands	47,675	47,675

	Three months ended
	Mar 31,
	2022	2021

Net (loss) income	20,953	8,281
Less: Income (loss) attributable to non-controlling interest	(100)	(89)
(Loss) Income attributable to parent	20,853	8,192
Interest expense and deferred cost of financing	1,468	3,522.0
Income tax (benefit) provision	10,558	3,688.0
Depreciation & amortization	5,251	5,289.0
Foreign currency transactions losses (gains)	2,909	45.0
Non Recurring expenses (extinguishment of debt, bond issuance costs, provision for bad debt, acquisition related costs and other)	763	1,028.0
Non Recurring professional fees	2,724
Extinguishment of debt - Call Option Premium	-	8,610.0
Extinguishment of debt - Deferred Costs	-	2,537.0
Joint Venture VA (Saint Gobain) EBITDA adjustments	825	838.0
Change in FV of Hedging Derivatives	-	(184.0)
Adjusted EBITDA	45,351	33,565